SUNSHINE FINANCIAL, INC. ANNOUNCES DATE FOR 2014
ANNUAL MEETING OF STOCKHOLDERS

TALLAHASSEE, FL – Feb. 10, 2014 – Sunshine Financial, Inc. (OTCBB: SSNF) announced today that the 2014 annual meeting of stockholders will be held at the Company’s headquarters in Tallahassee, FL, on Wednesday, May 21, 2014.

In addition, the Company announced that March 31, 2014, has been fixed as the record date for determination of the stockholders of the Company entitled to notice of and to vote at the annual meeting of stockholders.

About Sunshine Financial, Inc.

Sunshine Financial, Inc. is the holding company of Sunshine Savings Bank, a community savings bank with four branch locations in Tallahassee, Florida, and is on the web at www.sunshinesavingsbank.com under “About Us - Investor Relations.”

For additional information, contact:

Scott A. Swain (850) 219-7350
Senior Vice President & Chief Financial Officer